Filed pursuant to Rule 433

Registration No. 333-216541

(To Prospectus dated March 13, 2017 and

Preliminary Prospectus Supplement dated

June 9, 2017)

A final base shelf prospectus containing important information relating to the securities described in this document has been filed with the Ontario Securities Commission. A copy of the final base shelf prospectus, any amendment to the final base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document.

This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the final base shelf prospectus, any amendment and any applicable shelf prospectus supplement for disclosure of those facts, especially risk factors and tax consequences relating to the securities offered, before making an investment decision. Investing in the Notes involves risks. See the “Risk Factors” sections of the Prospectus Supplement and the accompanying Short Form Base Shelf Prospectus.

CANADIAN IMPERIAL BANK OF COMMERCE

US$1,000,000,000 2.550% Senior Notes due 2022

US$500,000,000 Floating Rate Senior Notes due 2022

Pricing Term Sheet

June 9, 2017

Issuer:	Canadian Imperial Bank of Commerce (the “Bank”)

Pricing Date:	June 9, 2017

Settlement Date:	June 16, 2017 (T+5)

Expected Ratings*:	A1/A+/AA- (Negative/Stable/Stable) (Moody’s/S&P/Fitch)

Joint Book-Running Managers:	CIBC World Markets Corp. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Desjardins Securities Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

nabSecurities, LLC

UBS Securities LLC

2.550% Senior Notes due 2022

Aggregate Principal Amount Offered:	US$1,000,000,000

Coupon (Interest Rate):	2.550%

Maturity Date:	June 16, 2022

Benchmark Treasury:	1.750% due May 31, 2022

Benchmark Treasury Price and Yield:	99-29; 1.770%

Spread to Benchmark Treasury:	80 basis points

Re-offer Yield:	2.570%

Price to Public:	99.907%

Interest Payment Dates:	June 16 and December 16 of each year, commencing on December 16, 2017

CUSIP/ISIN:	136069 TY7 / US136069TY74

Floating Rate Senior Notes due 2022

Aggregate Principal Amount Offered:	US$500,000,000

Maturity Date:	June 16, 2022

Price to Public:	100.000%

Interest Rate:	Three-month USD LIBOR + 0.720%

Interest Payment Dates:	March 16, June 16, September 16 and December 16 of each year, commencing on September 16, 2017

CUSIP/ISIN:	136069 TZ4 / US136069TZ40

*Ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization.

The Bank has filed a registration statement (File No. 333-216541) (including a short form base shelf prospectus dated March 13, 2017) and a preliminary prospectus supplement dated June 9, 2017 (including the base shelf prospectus, the Prospectus) with the U.S. Securities and Exchange Commission (the SEC) for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling CIBC World Markets Corp. toll-free at (800) 282-0822; Citigroup Global Markets Inc. toll-free at (800) 831-9146; HSBC Securities (USA) Inc. toll-free at (866) 811-8049; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322; or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

We expect that delivery of the Notes will be made against payment therefor on or about June 16, 2017, which is five business days following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the

Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade their Notes on the date of pricing or the next succeeding business day should consult their own advisor.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimer or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another email system.